Exhibit 3.7

CERTIFICATE OF FORMATION
OF
ASHFORD PROPERTIES, LLC

Filed by:	Kreinik & Aaron, LLP
275 Madison Avenue
36th Floor
New York, New York 10016

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:00 PM 10/27/2004
FILED 03:00 PM 10/27/2004
SRV 040776681 - 3873554 FILE

CERTIFICATE OF FORMATION
ASHFORD PROPERTIES, LLC
FIRST: The name of the limited liability company is ASHFORD PROPERTIES, LLC.
SECOND: Its Registered Office is to be located at 3500 South Dupont Highway, Dover, Delaware 19901 in the county of Kent. The Registered Agent in charge thereof is W/K Incorporating Services, Inc.
I, THE UNDERSIGNED, for the purpose of forming a limited liability company under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein are true, and I have accordingly hereunto set my hand this 27th day of October, 2004.

/s/ Lawrence A. Kirsch____________________
LAWRENCE A. KIRSCH, Authorized Person on behalf of the LLC